EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
For Further Information Contact:
Charles D. Knight
Executive Vice President
Chief Financial Officer
InvestorRelations@catocorp.com
CATO REPORTS
1Q EARNINGS
CHARLOTTE, N.C. (May 21, 2026) – The Cato Corporation (NYSE: CATO) today reported net income of $9.3 million or $0.47 per diluted share for the first quarter ended May 2, 2026, compared to net income of $3.3 million or $0.17 per
diluted share for the first quarter ended May 3, 2025.
Sales for the first quarter ended May 2, 2026 were $169.5 million, or an increase of 0.7% from sales of $168.4 million for
the first quarter ended May 3, 2025.
The Company’s same-store sales for the quarter increased 3%.
"Our results significantly benefited from the refund claim
of IEEPA (International Emergency Economic Powers Act)
tariffs in the quarter.
Our sales trend softened as the quarter continued in part due to higher fuel prices pressuring our
customers’ discretionary income,” said John Cato, Chairman, President and Chief Executive Officer.
”
For the foreseeable
future we expect our sales to be negatively impacted by rising inflation, especially fuel and food prices, which will reduce
our customers’ discretionary income.”
First quarter gross margin as a percentage of sales was 37.2% in 2026 and 35.1%
in 2025.
The increase in gross margin as
a percentage of sales is due in part to a pre-tax $5.7 million tariff refund claim partially offset by lower merchandise
contribution caused in part by higher sales of marked-down
goods.
Selling, General and Administrative expense
decreased to $53.9 million in the first quarter of 2026 from
$55.3 million in 2025 due to decreases in corporate payroll
expense, insurance costs and equipment maintenance partially offset by incentive compensation expense.
Selling, General
and Administrative expense as a percentage of sales decreased to 31.8%
in 2026 compared to 32.8% in 2025.
Interest and
other income were $1.2 million in both 2026 and 2025.
Income tax expense for the quarter decreased to $0.5 million in
2026 from
$0.9 million in 2025.
The decrease in tax expense is primarily due to a reduction in foreign taxes.
Additionally, the Company bought back 107,823 shares during the quarter.
During the first quarter ended May 2, 2026, the Company opened two stores and closed six stores.
As of May 2, 2026, the
Company operated 1,065 stores in 31 states, compared to 1,109 stores in 31 states as of May 2, 2025.
The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three
concepts, “Cato,” “Versona” and “It’s
Fashion.”
The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.
The Company also offers exclusive merchandise
found in its Cato stores at www.catofashions.com.
Versona
is a unique fashion destination offering apparel and
accessories including jewelry, handbags and shoes at exceptional prices every day.
Select Versona
merchandise can also
be found at www.shopversona.com.
It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.
Statements in this press release that express a belief, expectation or intention, as well as those that are not a historical fact,
including, without limitation, statements regarding the Company’s expected or estimated operational financial
results, activities or opportunities, and potential impacts and effects of events, risks or contingencies are considered

“forward-looking” within the meaning of The Private Securities Litigation Reform Act of
1995.
Such forward-looking
statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.
Such
factors include, but are not limited to, any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, prevailing social, economic, political and public health conditions
and uncertainties, levels of unemployment, fuel, energy and food costs, inflation, wage rates, tax rates, interest rates,
home values, consumer net worth and the availability of credit; changes in laws or regulations affecting our business, including but not limited to tariffs and taxes; uncertainties regarding the impact of any governmental action regarding, or responses to, the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; our ability to open new stores in attractive locations and the ability of any such new stores to grow and perform as expected; underperformance or other factors that may lead to a continuation or acceleration of store closures and negative affect on the Company’s profitability; adverse weather,
public
health threats,
acts of war or aggression or similar conditions that may affect our sales or operations; inventory risks due
to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors
discussed under “Risk Factors” in Part I, Item 1A
of the Company’s
most recently filed annual report on Form 10-K and
in other reports the Company files with or furnishes to the SEC from time to time.
The Company does not undertake to
publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein
will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS
OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED May 2, 2026 AND May 3, 2025
(Dollars in thousands, except per share data)
Quarter Ended
May 2 % May 3%
2026 Sales 2025 Sales
REVENUES
Retail sales
$ 169,410 100.0% $ 168,419 100.0%
Other revenue (principally finance,
late fees and layaway charges)
1,694 1.0% 1,823 1.1%
Total revenues
171,104 101.0% 170,242 101.1%
GROSS MARGIN (Memo) 63,070 37.2% 59,101 35.1%
COSTS AND EXPENSES, NET
Cost of goods sold
106,340 62.8% 109,318 64.9%
Selling, general and administrative
53,930 31.8% 55,325 32.8%
Depreciation
2,236 1.3% 2,564 1.5%
Interest and other income
(1,233) -0.7% (1,202) -0.7%
Costs and expenses, net
161,273 95.2% 166,005 98.6%
Income Before Income Taxes 9,831 5.8% 4,237 2.5%
Income Tax Expense
522 0.3% 928 0.6%
Net Income $ 9,309 5.5% $ 3,309 2.0%
Basic Earnings Per Share $ 0.47 $ 0.17
Diluted Earnings Per Share $ 0.47 $ 0.17

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
May 2,
January 31,
2026
2026
(Unaudited)
(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents
$ 25,412
$ 16,788
Short-term investments
55,558 56,859
Restricted cash
2,675
2,675
Accounts receivable - net
33,159 25,462
Merchandise inventories
92,490
83,696
Other current assets
7,928 7,787
Total Current Assets 217,222 193,267
Property and Equipment - net 52,504 53,748
Other Assets 20,720 20,471
Right-of-Use Assets, net 148,734 153,933
TOTAL
$ 439,180 $ 421,419
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities $ 116,130 $ 102,385
Current Lease Liability 52,088 53,507
Noncurrent Liabilities 11,318 11,272
Lease Liability 92,939 96,941
Stockholders' Equity 166,705 157,314
TOTAL
$ 439,180 $ 421,419